THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of March 1, 2012 (the “Amendment”) by and between ACORN ENERGY, INC., a Delaware corporation (with its successors and assigns, referred to as the “Corporation”) and JOHN A. MOORE hereinafter referred to as “Moore.”

Preliminary Statement

The Corporation and Moore previously entered into an Employment Agreement dated as of March 4, 2008 (the “Agreement”), as previously amended, and the Corporation and Moore hereby desire to amend the Agreement as set forth herein.

Agreement

Moore and the Corporation therefore agree as follows:

1.	Extension of Term. The first sentence of Section 1, Commencement of Employment Term, is hereby deleted and the following substituted in its place:

The parties acknowledge that MOORE commenced employment with the Corporation as Chief Executive Officer prior to the date hereof and shall continue to serve in that capacity until the earlier of any “Extension Term End” or the date his employment is terminated by either or both of the parties in accordance with the provisions of this Agreement other than this Section 1(the “Term”). Notwithstanding anything in Section 6 to the contrary, the Term shall end as of the 4th day of any month (the “Extension Term End”) if either the Corporation or Moore shall have given the other written notice of termination 10 days prior to such date.

2.	Ratification. Moore and the Corporation hereby ratify and confirm the terms of the Agreement as amended hereinabove.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JOHN A. MOORE

ACORN ENERGY, INC.

By:
Heather K. Mallard
Vice President, General Counsel & Secretary

By:
Richard Giacco, Director on behalf
of the Board of Directors